EXHIBIT 99.1

Splash Beverage Group Addresses Notice From NYSE

FORT LAUDERDALE, FL - April 7, 2025 (NEWMEDIAWIRE) - Splash Beverage Group, Inc. (NYSE American: SBEV) (“Splash” or “the Company”), a portfolio company of leading beverage brands wishes to address the regulatory required notice from NYSE regarding its listing.

Today, the Company was notified by NYSE American that the Company was unable to demonstrate that it had regained full compliance by the end of the compliance plan period, which expired on April 6, 2025. Unless the Company enters into the Appeal Process with the Exchanges Listing Qualifications Panel it will be compelled to cancel its listing.

The Company was also informed that should it appeal (subject to any trading halts), it will continue to trade both common stock and warrants on the NYSE American during the appeals process.

In accordance with NYSE procedures, the Company must notify the Listing Qualification Panel within 7 days from receipt of the Notice. The Company does plan to appeal the determination and believes it will be able to cure the remaining deficiency in its shareholder equity within the 60-to-90-day appeal process.

The Company was out of compliance with Sections 1003(a)(i), (ii) and (iii) of the Listed Company Manual by the end of the 18-month compliance plan period, which expired on April 6, 2025. The Company is confident it will meet the requirement but there is no guarantee of success.

About Splash Beverage Group

Splash Beverage Group, an innovator in the beverage industry, owns a growing portfolio of alcoholic and non-alcoholic beverage brands including Copa di Vino wine by the glass, SALT flavored tequilas, Chispo tequila and Pulpoloco sangria. Splash’s strategy is to rapidly develop early-stage brands already in its portfolio as well as acquire, and then accelerate, brands that have high visibility or are innovators in their categories. Led by a management team that has built and managed some of the top brands in the beverage industry and has led sales from product launch into the billions, Splash is rapidly expanding its brand portfolio and global distribution.

Follow Splash Beverage Group on Twitter: www.twitter.com/SplashBev

For more information visit: www.SplashBeverageGroup.com www.copadivino.com www.drinksalttequila.com https://chispotequila.com www.pulpo-loco.com

Forward-Looking Statement

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, the risks disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2024, and in the Company’s other filings with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Contact Information:

Splash Beverage Group
Info@SplashBeverageGroup.com
954-745-5815